TRIDEX CORPORATION AND SUBSIDIARIES
                  Exhibit 11 Computation of Per Share Earnings
                             (Dollars in Thousands)
                                   (Unaudited)

                                                        Quarter Ended                       Nine Months Ended
                                                September 28,   September 30,       September 28,      September 30,
                                                    1996              1995                1996               1995
                                                -------------   -------------       -------------      -------------
PRIMARY:
   EARNINGS:
     Net income                                  $     7,070     $       662         $     8,673        $     2,186
                                                =============   =============       =============      =============
   SHARES:
   Average common shares outstanding               3,987,905       3,707,136           3,878,058          3,687,891
   Dilutive effect of outstanding options
     and warrants as determinded by
     the treasury stock method                       246,235         267,315             206,838            228,382
                                                -------------   -------------       -------------      -------------
                                                   4,234,140       3,974,451           4,084,896          3,916,273
                                                =============   =============       =============      =============
   PRIMARY EARNINGS PER COMMON AND
     COMMON EQUIVALENT SHARE                     $      1.67     $      0.17         $      2.12        $      0.56
                                                =============   =============       =============      =============
FULLY DILUTED:
   EARNINGS:
     Net Income                                  $     7,070                         $     8,673
     Add: after-tax interest on
       convertible debt                                   78                                 275
                                                -------------                       -------------
     Adjusted net income                         $     7,148                         $     8,948
                                                -------------                       -------------
   SHARES:
   Average common shares outstanding               3,987,905                           3,878,058
   Dilutive effect of outstanding options
     and warrants as determined by
     the treasury stock method                       344,919                             273,161
   Dilutive effect of convertible debt
     assumed converted at the beginning
     of the year                                     386,325                             466,492
                                                -------------                       -------------
                                                   4,719,149                           4,617,711
                                                -------------                       -------------
   FULLY DILUTED EARNINGS PER COMMON
     AND COMMON EQUIVALENT SHARE                 $      1.51                         $      1.94
                                                =============                       =============

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